Exhibit 99.1

ACTIVE POWER ANNOUNCES $3.0 MILLION PRIVATE PLACEMENT

AUSTIN, Texas – (June 1, 2009) – Active Power, Inc. (NASDAQ: ACPW) today announced that it entered into an agreement for a $3.0 million private placement pursuant to which it sold 6.0 million shares of common stock at $0.50 per share. The financing closed on May 29, 2009.

Active Power intends to use the net proceeds from this financing transaction for working capital and general corporate purposes.

The securities sold in the financing have not been registered under the Securities Act of 1933. Accordingly, these securities may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Active Power has agreed to file a registration statement covering resale of these securities by the investors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit http://www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties, including, without limitation, statements regarding the use of proceeds from the investment and registration of the future resale of the securities issued in the transaction. Any forward-looking statements and all other statements that may be made in this press release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include the possibility that Active Power will decide to use the proceeds from the investment for purposes other than those described above. Additional factors that may affect the future results of the company are set forth in the company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, and other filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at http://www.sec.gov, and at the company’s website at http://www.activepower.com. These risk factors are updated from time to time through the filing of periodic reports with the SEC.

Stockholders of or potential investors in Active Power are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Active Power undertakes no obligation to update any of the forward-looking statements herein after the date of this press release.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9234	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com